EXHIBIT 3.1

                          CERTIFICATE OF INCORPORATION
                                       OF
                           ARKSON NUTRACEUTICALS CORP.


     FIRST: The name of the corporation is ARKSON NUTRACEUTICALS CORP.

     SECOND: The address of its registered office in the State of Delaware is Three Mill Road, Suite 104 in the City of Wilmington, County of New Castle, 19806-2146. The name of its registered agent at such address is The Incorporators Ltd.

     THIRD: The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

     FOURTH: The corporation shall have the authority to issue fifty million shares of common stock with a par value of $0.0001.

     FIFTH: The Board of Directors is expressly authorized to adopt, amend or repeal the By-Laws of the corporation.

     SIXTH: The stockholders and directors may hold their meetings and keep the books and documents of the corporation outside the State of Delaware, at such places from time to time designated by the By-Laws, except as otherwise required by the Laws of Delaware.

     SEVENTH: The Corporation is to have perpetual existence.

     EIGHTH: The name and mailing address of the incorporator is Matthew D. Esteves at Three Mill Road, Suite 104, Wilmington, DE 19808-2146.

     NINTH: The number of directors of the corporation shall be fixed from time to time by its By-Laws and may be increased or decreased.

     TENTH: The Board of Directors is expressly authorized and shall have such authority as set forth in the By-Laws to the extent such authority would be valid under Delaware Law.

     ELEVENTH: No director of the corporation shall have personal liability to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, provided that this provision shall not eliminate or limit the liability of a director (a) for any breach of the director's duty of loyalty to the corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the Delaware Corporation Law, or (d) for any transaction from which the director derived an improper personal benefit.

THE UNDERSIGNED Incorporator for the purpose of forming a corporation pursuant to the laws of the State of Delaware, does make this Certificate, hereby declaring and certifying that the facts herein stated are true.

October 2, 1998

                                      BY: /s/ Matthew D. Esteves
                                         ---------------------------------
                                         Matthew D. Esteves - Incorporator